EXHIBIT 99.1
Leidos Holdings, Inc. Reports First Quarter Fiscal Year 2022 Results

•Revenues of $3.5 billion, up 5% year-over-year
•Net Income of $177 million; Adjusted EBITDA of $358 million
•Diluted Earnings per Share of $1.25, or $1.58 on a non-GAAP basis
•Cash Flows from Operations of $93 million; Free Cash Flow of $65 million
•Net Bookings of $5.4 billion (book-to-bill ratio of 1.6) drive record backlog of $36.3 billion

RESTON, Va., May 3, 2022 – Leidos Holdings, Inc. (NYSE: LDOS), a FORTUNE 500® science and technology leader, today reported financial results for the first quarter of fiscal year 2022.
Roger Krone, Leidos Chairman and Chief Executive Officer, commented, "Our first quarter marked a strong start to 2022, with record levels of revenues and backlog stemming from our leadership position in the government technology market. We continued to build our reputation and track record of performance in digital technology, cyber, and innovative systems across our diversified, resilient business portfolio. Our strong first quarter results and the improving federal budget picture increase our confidence in delivering on our full-year financial commitments."
Summary Operating Results

	Three Months Ended
(in millions, except margin and per share amounts)	April 1, 2022	April 2, 2021
Revenues	$3,494	$3,315
Net income	$177	$205
Net income margin	5.1%	6.2%
Diluted earnings per share (EPS)	$1.25	$1.42

Non-GAAP Measures*:
Adjusted EBITDA	$358	$389
Adjusted EBITDA margin	10.2%	11.7%
Non-GAAP diluted EPS	$1.58	$1.73

* Non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Management believes that these non-GAAP measures provide another measure of Leidos' results of operations and financial condition, including its ability to comply with financial covenants. See Non-GAAP Financial Measures at the end of this press release for more information and a reconciliation of our selected reported results to these non-GAAP measures.
Revenues for the quarter were $3.49 billion, up 5% in total and up 4% organically compared to the prior year quarter. Revenues grew across all reportable segments; the largest contributors were the start-up of the Navy Next Generation Enterprise Network Recompete (NGEN-R) Service Management, Integration and Transport (SMIT) contract and the increased deployments on the Defense Healthcare Management System Modernization (DHMSM) program.
Net income was $177 million and diluted EPS was $1.25. Net income and diluted EPS were down 14% and 12% year-over-year, respectively, primarily as a result of the $26 million net benefit from an adjustment to legal reserves related to the Mission Support Alliance (MSA) joint venture recorded in the first quarter of fiscal year 2021. The weighted average diluted share count for the quarter was 140 million compared to 144 million in the prior year quarter. Net income margin decreased from 6.2% to 5.1% year-over-year.

Adjusted EBITDA was $358 million for the first quarter, down 8% year-over-year. Adjusted EBITDA margin decreased from 11.7% to 10.2% over the same period, primarily as a result of the MSA adjustment and a return to more normative indirect spending levels. Non-GAAP net income was $223 million for the first quarter, which was down 10% year-over-year, and non-GAAP diluted EPS for the quarter was $1.58, which was down 9% compared to the first quarter of fiscal year 2021.
Cash Flow Summary
In the first quarter of fiscal year 2022, Leidos generated $93 million of net cash provided by operating activities for an operating cash flow conversion ratio of 53%. After adjusting for payments for property, equipment and software, quarterly free cash flow was $65 million for a free cash flow conversion ratio of 29%.
Leidos used $21 million in investing activities and $519 million in financing activities, which included a $500 million accelerated share repurchase agreement and $51 million in quarterly cash dividends. As of April 1, 2022, Leidos had $297 million in cash and cash equivalents and $5.1 billion of debt.
On April 29, 2022, the Leidos Board of Directors declared that Leidos will pay a cash dividend of $0.36 per share on June 30, 2022 to stockholders of record at the close of business on June 15, 2022.
New Business Awards
Net bookings totaled $5.4 billion in the quarter, representing a book-to-bill ratio of 1.6. As a result, backlog at the end of the quarter was a record $36.3 billion, of which $7.1 billion was funded. Included in the quarterly bookings were several particularly important awards:
•Advanced Enterprise Global Information Technology Solutions (AEGIS). Leidos was awarded a prime contract by the National Aeronautics and Space Administration (NASA) to provide telecommunications, cloud and data center services across all of the agency’s centers and facilities. The single award contract has a total estimated value of $2.5 billion and a ten-year period of performance, if all options and award terms are exercised.
•National Airspace Systems (NAS) Integration Support Contract (NISC). Leidos will continue its support of air traffic control modernization efforts to the Federal Aviation Administration (FAA) under a new $1.7 billion, 10-year, single-award indefinite-delivery/indefinite-quantity (ID/IQ) contract. Leidos will perform engineering and technical services to integrate new systems, components and equipment into the National Airspace System, including strategic and transition planning, test-and-evaluation, training, automation, flight procedures, security and safety, business intelligence, data analytics and unmanned aircraft systems.
•Veterans Benefits Administration (VBA) Medical Disability Examinations (MDE) Services. Leidos was awarded the recompete of its contract to support pre-discharge examinations in the U.S. and a new contract to provide disability examinations in 39 locations outside the U.S. Each multiple award ID/IQ contract has a six-month base period with six one-year options; together, they total approximately $1.7 billion in contract value if all options are exercised. Leidos will leverage the infrastructure and capability built over more than two decades to perform medical disability examinations through multiple delivery models to better serve veterans.
•U.S. Navy Surface Combatant Ship Design Engineering Services. The U.S. Navy awarded Gibbs & Cox, a wholly owned subsidiary of Leidos, a contract to provide Surface Combatant Ship Design Engineering Services in support of Future Surface Combatant Programs. Under the contract, Gibbs & Cox will provide services supporting future surface combatants design, with initial focus on the Program Executive Office Ship’s DDG(X) Program Office (PMS 460) industry engagement, DDG(X) design development, and technology integration efforts. The award has a potential value of $319 million with a period of performance through 2027, if all options are exercised.
•U.S. Army Gunnery Training Systems Modernization. Leidos was awarded a prime contract by the U.S. Army’s Program Executive Office for Simulation, Training, and Instrumentation to modernize the service’s gunnery training simulation systems. Under the contract, Leidos will perform technology refresh and concurrency updates to the simulators. The single-award ID/IQ contract has a total estimated value of $104 million and a period of performance of five years.

Forward Guidance
Leidos is maintaining its fiscal year 2022 guidance as follows:

Measure	FY22 Guidance
Revenues (billions)	$13.9 - $14.3
Adjusted EBITDA Margin	10.3% - 10.5%
Non-GAAP Diluted EPS	$6.10 - $6.50
Cash Flows Provided by Operating Activities (billions)	at or above $1.0
For information regarding adjusted EBITDA margin and non-GAAP diluted EPS, see the related explanations and reconciliations to GAAP measures included elsewhere in this release.
Leidos does not provide a reconciliation of forward-looking adjusted EBITDA margins or non-GAAP diluted EPS to net income attributable to Leidos shareholders, due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation. Because certain deductions for non-GAAP exclusions used to calculate projected net income attributable to Leidos shareholders may vary significantly based on actual events, Leidos is not able to forecast on a GAAP basis with reasonable certainty all deductions needed in order to provide a GAAP calculation of projected net income attributable to Leidos shareholders at this time. The amounts of these deductions may be material and, therefore, could result in projected net income attributable to Leidos shareholders and diluted EPS being materially less than projected adjusted EBITDA margins and non-GAAP diluted EPS.
Conference Call Information
Leidos management will discuss operations and financial results in an earnings conference call beginning at 8:00 A.M. eastern time on May 3, 2022. Analysts and institutional investors may participate by dialing +1 (877) 869-3847 (toll-free U.S.) or +1 (201) 689-8261 (international callers).
A live audio broadcast of the conference call along with a supplemental presentation will be available to the public through links on the Leidos Investor Relations website (http://ir.leidos.com).
After the call concludes, an audio replay can be accessed on the Leidos Investor Relations website or by dialing +1 (877) 660-6853 (toll-free U.S.) or +1 (201) 612-7415 (international callers) and entering conference ID 13728784.
About Leidos
Leidos is a Fortune 500® technology, engineering, and science solutions and services leader working to solve the world's toughest challenges in the defense, intelligence, civil and health markets. Leidos' 43,000 employees support vital missions for government and commercial customers. Headquartered in Reston, Va., Leidos reported annual revenues of approximately $13.7 billion for the fiscal year ended December 31, 2021.
For more information, visit www.leidos.com.
Forward-Looking Statements
Certain statements in this release contain or are based on "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as "expects," "intends," "plans," "anticipates," "believes," "estimates," "guidance" and similar words or phrases. Forward-looking statements in this release include, among others, estimates of our future growth and financial and operating performance, including future revenues, adjusted EBITDA margins, diluted EPS (including on a non-GAAP basis), and cash flows provided by operating activities, as well as statements about our business contingency plans, uncertainties in tax due to new tax legislation or other regulatory developments, the impact of COVID-19 and related actions taken to prevent its spread, our contract awards, strategy, planned investments, sustainability goals and our future dividends, share repurchases, capital expenditures, debt repayments, acquisitions, dispositions, and cash flow conversion. These statements reflect our belief and assumptions as to future events that may not prove to be accurate.

Actual performance and results may differ materially from those results anticipated by our guidance and other forward-looking statements made in this release depending on a variety of factors, including, but not limited to: the impact of COVID-19 or future epidemics on our business, including the potential for facility closures, re-evaluation of U.S. government spending levels and priorities, delay of new contract awards, supply chain impacts, airline travel levels, our ability to recover costs under contracts, insurance challenges, uncertainty regarding the efficacy of vaccines against variants, booster vaccinations, or the lack of public acceptance of vaccines and low vaccination rates, and laws and regulations with respect to vaccinations; changes to our reputation and relationships with government agencies, developments in the U.S. government defense budget, including budget reductions, implementation of spending limits or changes in budgetary priorities; delays in the U.S. government budget process or approval of raises to the debt ceiling; delays in the U.S. government contract procurement process or the award of contracts or our ability to win contracts; delays or loss of contracts as a result of competitor protests; changes in U.S. government procurement rules, regulations and practices; changes in interest rates and inflation, and other market factors out of our control, including general economic and political conditions; our compliance with various U.S. government and other government procurement rules and regulations; governmental reviews, audits and investigations of Leidos; our reliance on information technology spending by hospitals/healthcare organizations, infrastructure investments by industrial and natural resources organizations and other customer investments related to our business; our ability to attract, train and retain skilled employees, including our management team, and to obtain security clearances for our employees; the mix of our contracts and our ability to accurately estimate costs associated with our firm-fixed-price and other contracts as well as our ability to realize as revenues the full amount of our backlog; cybersecurity, data security or other security threats, systems failures or other disruptions of our business; resolution of legal and other disputes with our customers and others or legal or regulatory compliance issues; our ability to effectively acquire businesses and make investments and any related contingencies or liabilities to which we may become subject; our ability to maintain relationships with prime contractors, subcontractors and joint venture partners; our ability to manage performance and other risks related to customer contracts, including complex engineering projects; our ability to obtain necessary components and materials to perform our contracts, including semiconductors and related equipment, on reasonable terms or at all; the failure of our inspection or detection systems to detect threats; changes in business conditions that could impact business investments and/or recorded goodwill or the value of other long-lived assets; the adequacy of our insurance programs designed to protect us from significant product or other liability claims; our ability to manage risks associated with our international business; our ability to declare future dividends or repurchase our stock based on our earnings, financial condition, capital requirements and other factors, including compliance with applicable laws and contractual agreements; changes in accounting, U.S. or foreign tax, export or other laws, regulations, and policies and their interpretation or application; and our ability to execute our business plan and long-term management initiatives effectively and to overcome these and other known and unknown risks that we face. These are only some of the factors that may affect the forward-looking statements contained in this release. For further information concerning risks and uncertainties associated with our business, please refer to the filings we make from time to time with the U.S. Securities and Exchange Commission ("SEC"), including the "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Legal Proceedings" sections of our latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, all of which may be viewed or obtained through the Investor Relations section of our website at www.leidos.com.
All information in this release is as of May 3, 2022. Leidos expressly disclaims any duty to update the guidance or any other forward-looking statement provided in this release to reflect subsequent events, actual results or changes in Leidos' expectations. Leidos also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

CONTACTS:

Investor Relations:	Media Relations:
Stuart Davis	Melissa Lee Dueñas
571.526.6124	571.526.6850
ir@leidos.com	Duenasml@leidos.com

LEIDOS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share amounts)

	Three Months Ended
	April 1, 2022	April 2, 2021
Revenues	$3,494	$3,315
Cost of revenues	2,982	2,848
Selling, general and administrative expenses	236	159
Acquisition, integration and restructuring costs	3	5
Equity loss (earnings) of non-consolidated subsidiaries	2	(5)
Operating income	271	308
Non-operating expense:
Interest expense, net	(48)	(45)
Other expense, net	(1)	(1)
Income before income taxes	222	262
Income tax expense	(45)	(57)
Net income	177	205
Less: net income attributable to non-controlling interest	2	—
Net income attributable to Leidos common stockholders	$175	$205

Earnings per share:
Basic	$1.26	$1.44
Diluted	1.25	1.42

Weighted average number of common shares outstanding:
Basic	139	142
Diluted	140	144

Cash dividends declared per share	$0.36	$0.34

LEIDOS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)

	April 1, 2022	December 31, 2021
Assets:
Cash and cash equivalents	$297	$727
Receivables, net	2,419	2,189
Inventory, net	279	274
Other current assets	492	429
Total current assets	3,487	3,619
Property, plant and equipment, net	674	670
Intangible assets, net	1,109	1,177
Goodwill	6,742	6,744
Operating lease right-of-use assets, net	600	612
Other assets	418	439
Total assets	$13,030	$13,261

Liabilities:
Accounts payable and accrued liabilities	$2,214	$2,141
Accrued payroll and employee benefits	724	605
Short-term debt and current portion of long-term debt	556	483
Total current liabilities	3,494	3,229
Long-term debt, net of current portion	4,569	4,593
Operating lease liabilities	582	589
Deferred tax liabilities	182	239
Other long-term liabilities	195	267
Total liabilities	9,022	8,917

Stockholders’ equity:
Common stock, $0.0001 par value, 500 million shares authorized, 137 million and 140 million shares issued and outstanding at April 1, 2022, and December 31, 2021, respectively	—	—
Additional paid-in capital	1,928	2,423
Retained earnings	2,007	1,880
Accumulated other comprehensive income (loss)	20	(12)
Total Leidos stockholders’ equity	3,955	4,291
Non-controlling interest	53	53
Total stockholders' equity	4,008	4,344
Total liabilities and stockholders' equity	$13,030	$13,261

LEIDOS HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Three Months Ended
	April 1, 2022	April 2, 2021
Cash flows from operations:
Net income	$177	$205
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	85	77
Stock-based compensation	16	15
Deferred income taxes	(61)	—
Other	4	(8)
Change in assets and liabilities, net of effects of acquisitions and dispositions:
Receivables	(232)	(10)
Other current assets and other long-term assets	(28)	5
Accounts payable and accrued liabilities and other long-term liabilities	(60)	(148)
Accrued payroll and employee benefits	124	50
Income taxes receivable/payable	68	53
Net cash provided by operating activities	93	239
Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	(2)	(218)
Divestiture of a business	9	—
Payments for property, equipment and software	(28)	(26)
Net cash used in investing activities	(21)	(244)
Cash flows from financing activities:
Net proceeds from commercial paper	75	—
Payments of long-term debt	(27)	(26)
Dividend payments	(51)	(50)
Repurchases of stock and other	(526)	(123)
Net capital (distribution to) contributions from non-controlling interests	(2)	38
Proceeds from issuances of stock	12	13
Net cash used in financing activities	(519)	(148)
Net decrease in cash, cash equivalents and restricted cash	(447)	(153)
Cash, cash equivalents and restricted cash at beginning of period	875	687
Cash, cash equivalents and restricted cash at end of period	428	534
Less: restricted cash at end of period	131	157
Cash and cash equivalents at end of period	$297	$377

LEIDOS HOLDINGS, INC.
UNAUDITED SEGMENT OPERATING RESULTS
(in millions)

	Three Months Ended
	April 1, 2022	April 2, 2021
Revenues:
Defense Solutions	$2,049	$1,958
Civil	795	766
Health	650	591
Total	$3,494	$3,315

Operating income (loss):
Defense Solutions	$133	$152
Civil	43	74
Health	118	102
Corporate	(23)	(20)
Total	$271	$308

Operating income margin:
Defense Solutions	6.5%	7.8%
Civil	5.4%	9.7%
Health	18.2%	17.3%
Total	7.8%	9.3%
Defense Solutions
Defense Solutions revenues of $2,049 million increased by 5% compared to the prior year quarter. The primary drivers of revenue growth were the ramp-up of the Navy NGEN-R SMIT and the Enduring Indirect Fires Protection Capability (IFPC) contracts, which offset the completion of the NASA Human Landing System base contract and the programs supporting operations in Afghanistan. Defense Solutions operating income margin for the quarter was 6.5% compared to 7.8% in the prior year quarter. Non-GAAP operating income margin was 8.1%, compared to 9.2% in the prior year quarter. The decline in segment profitability was primarily attributable to higher investments on developmental programs.
Civil
Civil revenues of $795 million increased by 4% compared to the prior year quarter. The primary driver of revenue growth was increased demand on existing programs with the Department of Energy (DoE) and Federal Aviation Administration (FAA) as well as commercial energy providers. Civil operating income margin for the quarter decreased to 5.4% from 9.7% in the prior year quarter. Non-GAAP operating income margin was 7.7%, compared to 12.0% in the prior year quarter. The decline in segment profitability was primarily attributable to the $26 million MSA net benefit in the first quarter of fiscal year 2021 and a write-down taken on a minority-interest joint venture program.
Health
Health revenues of $650 million increased by 10% compared to the prior year quarter, primarily as a result of increased volumes on the DHMSM program and the ramp up of new programs such as Military and Family Life Counseling (MFLC). Health operating income margin for the quarter improved to 18.2% from 17.3% in the prior year quarter. Non-GAAP operating income margin was 19.2%, compared to 18.6% in the prior year quarter. The improvement in segment profitability was primarily attributable to efficiencies introduced into procurement and delivery on certain contracts.

LEIDOS HOLDINGS, INC.
UNAUDITED BACKLOG BY REPORTABLE SEGMENT
(in millions)
Backlog represents the estimated amount of future revenues to be recognized under negotiated contracts. Backlog value is based on management’s estimates about volume of services, availability of customer funding and other factors, and excludes contracts that are under protest. Estimated backlog comprises both funded and negotiated unfunded backlog. Backlog estimates are subject to change and may be affected by several factors including modifications of contracts, non-exercise of options and foreign currency movements.
Funded backlog for contracts with the U.S. government represents the value on contracts for which funding is appropriated less revenues previously recognized on these contracts. Funded backlog for contracts with non-U.S. government entities and commercial customers represents the estimated value on contracts, which may cover multiple future years, under which Leidos is obligated to perform, less revenue previously recognized on the contracts.
Negotiated unfunded backlog represents estimated amounts of revenue to be earned in the future from contracts for which funding has not been appropriated and unexercised priced contract options. Negotiated unfunded backlog does not include unexercised option periods and future potential task orders expected to be awarded under IDIQ, General Services Administration Schedule or other master agreement contract vehicles, with the exception of certain IDIQ contracts where task orders are not competitively awarded or separately priced but instead are used as a funding mechanism, and where there is a basis for estimating future revenues and funding on future anticipated task orders.
The estimated value of backlog as of the dates presented was as follows:

	April 1, 2022			April 2, 2021
Segment	Funded	Unfunded	Total	Funded	Unfunded	Total
Defense Solutions	$3,919	$15,068	$18,987	$4,142	$14,393	$18,535
Civil	1,812	9,516	11,328	1,531	6,857	8,388
Health	1,360	4,670	6,030	1,310	4,348	5,658
Total	$7,091	$29,254	$36,345	$6,983	$25,598	$32,581
The increase in backlog includes $685 million of backlog acquired through business combinations in our Defense Solutions reportable segment.

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES
Leidos uses and refers to organic growth, non-GAAP operating income, non-GAAP operating margin, adjusted EBITDA, adjusted EBITDA margin, non-GAAP diluted EPS, free cash flow and free cash flow conversion, which are not measures of financial performance under generally accepted accounting principles in the U.S. and, accordingly, these measures should not be considered in isolation or as a substitute for the comparable GAAP measures and should be read in conjunction with Leidos's consolidated financial statements prepared in accordance with GAAP.
Management believes that these non-GAAP measures provide another measure of the results of operations and financial condition, including its ability to comply with financial covenants. These non-GAAP measures are frequently used by financial analysts covering Leidos and its peers. The computation of non-GAAP measures may not be comparable to similarly titled measures reported by other companies, thus limiting their use for comparability.
Organic growth captures the revenue growth that is inherent in the underlying business excluding the impact of acquisitions made within the prior year; it is computed as current revenues excluding acquisition revenues within the last 12 months divided by previous year revenues.
Non-GAAP operating income is computed by excluding the following discrete items from operating income:
•Acquisition, integration and restructuring costs – Represents acquisition, integration, lease termination and severance costs related to acquisitions.
•Amortization of acquired intangible assets – Represents the amortization of the fair value of the acquired intangible assets.
Non-GAAP operating margin is computed by dividing non-GAAP operating income by revenues.
Adjusted EBITDA is computed by excluding the following items from income before income taxes: (i) discrete items as identified above; (ii) interest expense; (iii) interest income; (iv) depreciation expense; and (v) amortization of internally developed intangible assets.
Adjusted EBITDA margin is computed by dividing adjusted EBITDA by revenues.
Non-GAAP net income is computed by excluding the discrete items listed under non-GAAP operating income and their related tax impacts.
Non-GAAP diluted EPS is computed by dividing net income attributable to Leidos common stockholders, adjusted for the discrete items as identified above and the related tax impacts, by the diluted weighted average number of common shares outstanding.
Free cash flow is computed by deducting expenditures for property, equipment and software from net cash provided by operating activities.
Free cash flow conversion is computed by dividing free cash flow by non-GAAP net income attributable to Leidos common stockholders; operating cash flow conversion is computed by dividing net cash provided by operating activities by net income attributable to Leidos shareholders.

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except growth percentages)
The following table presents the reconciliation of revenues to organic growth by reportable segment and total operations:

	Three Months Ended
	April 1, 2022	April 2, 2021	Percent Change
Defense Solutions
Revenues, as reported	$2,049	$1,958	5%
Acquisition and divestiture revenues(1)	34	2
Pro-forma revenues (Organic Growth Rate)	$2,015	$1,956	3%

Civil
Revenues, as reported	$795	$766	4%

Health
Revenues, as reported	$650	$591	10%

Total Operations
Revenues, as reported	$3,494	$3,315	5%
Total acquisition and divestiture revenues(1)	34	2
Pro-forma revenues (Organic Growth Rate)	$3,460	$3,313	4%
(1) Current period acquisition revenues reflect revenues in the current as reported figures for 12 months from closing of each acquisition. Acquisition revenues for the three months ended April 1, 2022 for the Defense Solutions segment include 1901 Group (acquired January, 14, 2021), Gibbs & Cox (acquired May 7, 2021), and a strategic, immaterial acquisition (acquired September 21, 2021). Year ago acquisition revenues reflect revenues from assets subsequently divested. Acquisitions and divestiture in the three months ended April 2, 2021 for the Defense Solutions segment include the portion of the Aviation & Missile Solutions LLC (AMS) divestiture that closed in the first quarter of fiscal year 2022; Leidos expects the remaining portion of the AMS divestiture to be completed during the second quarter of fiscal year 2022.

UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share amounts and margin and growth percentages)

The following tables present the reconciliation of non-GAAP operating income, net income, diluted EPS, adjusted EBITDA, and adjusted EBITDA margin to the most directly comparable GAAP measures for the three months ended April 1, 2022:

	Three Months Ended April 1, 2022
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Non-GAAP results
Operating income	$271	$3	$58	$332
Non-operating expense, net	(49)	—	—	(49)
Income before income taxes	222	3	58	283
Income tax expense(1)	(45)	(1)	(14)	(60)
Net income	177	2	44	223
Less: net income attributable to non-controlling interest	2	—	—	2
Net income attributable to Leidos common stockholders	$175	$2	$44	$221

Diluted EPS attributable to Leidos common stockholders(2)	$1.25	$0.01	$0.31	$1.58
Diluted shares	140	140	140	140

	Three Months Ended April 1, 2022
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Non-GAAP results
Net income	$177	$2	$44	$223
Income tax expense(1)	45	1	14	60
Income before income taxes	222	3	58	283
Depreciation expense	26	—	—	26
Amortization of intangibles	59	—	(58)	1
Interest expense, net	48	—	—	48
EBITDA	$355	$3	$—	$358
EBITDA margin	10.2%			10.2%
(1) Calculation uses an estimated statutory tax rate on non-GAAP adjustments.
(2) Earnings per share is computed independently for each of the non-GAAP adjustment presented and therefore may not sum to the total non-GAAP earnings per share due to rounding.

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share amounts and margin and growth percentages)

The following tables present the reconciliation of non-GAAP operating income, net income, diluted EPS, adjusted EBITDA, and adjusted EBITDA margin to the most directly comparable GAAP measures for the three months ended April 2, 2021:

	Three Months Ended April 2, 2021
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Non-GAAP results
Operating income	$308	$5	$54	$367
Non-operating expense, net	(46)	—	—	(46)
Income before income taxes	262	5	54	321
Income tax expense(1)	(57)	(1)	(14)	(72)
Net income	$205	$4	$40	$249

Diluted EPS attributable to Leidos common stockholders	$1.42	$0.03	$0.28	$1.73
Diluted shares	144	144	144	144

	Three Months Ended April 2, 2021
	As reported	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Non-GAAP results
Net income	$205	$4	$40	$249
Income tax expense(1)	57	1	14	72
Income before income taxes	262	5	54	321
Depreciation expense	22	—	—	22
Amortization of intangibles	55	—	(54)	1
Interest expense, net	45	—	—	45
EBITDA	$384	$5	$—	$389
EBITDA margin	11.6%			11.7%
(1) Calculation uses an estimated statutory tax rate on non-GAAP adjustments.

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except per share amounts and margin and growth percentages)
The following tables present the reconciliation of non-GAAP operating income by reportable segment and Corporate to operating income:

	Three Months Ended April 1, 2022
	Operating income (loss)	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Non-GAAP operating income (loss)	Non-GAAP operating margin
Defense Solutions	$133	$—	$33	$166	8.1%
Civil	43	—	18	61	7.7%
Health	118	—	7	125	19.2%
Corporate	(23)	3	—	(20)	NM
Total	$271	$3	$58	$332	9.5%

	Three Months Ended April 2, 2021
	Operating income (loss)	Acquisition, integration and restructuring costs	Amortization of acquired intangibles	Non-GAAP operating income (loss)	Non-GAAP operating margin
Defense Solutions	$152	$—	$28	$180	9.2%
Civil	74	—	18	92	12.0%
Health	102	—	8	110	18.6%
Corporate	(20)	5	—	(15)	NM
Total	$308	$5	$54	$367	11.1%
NM - Not Meaningful

LEIDOS HOLDINGS, INC.
UNAUDITED NON-GAAP FINANCIAL MEASURES [CONTINUED]
(in millions, except percentages)

The following table presents the reconciliation of free cash flow to net cash provided by operating activities as well as the calculation of operating cash flow and free cash flow conversion ratios:

	Three Months Ended
	April 1, 2022	April 2, 2021
Net cash provided by operating activities	$93	$239
Payments for property, equipment and software	(28)	(26)
Free cash flow	$65	$213

Net income attributable to Leidos common stockholders	$175	$205
Acquisition, integration and restructuring costs (1)	2	4
Amortization of acquired intangibles (1)	44	40
Non-GAAP net income attributable to Leidos common stockholders	$221	$249

Operating cash flow conversion ratio	53%	117%
Free cash flow conversion ratio	29%	86%
(1) After-tax expenses excluded from non-GAAP net income.